Exhibit 4.10

Share Purchase Agreement

BlueCity Holdings Limited

Beijing BlueCity Culture and Media Co., Ltd

iRainbow Investment Holding Limited

Qiang Xiao

Guang Zhao

Chao Wu

iRainbow Limited

iAloha Limited

iRainbow Hong Kong Limited

Beijing Aloha Technology Co., Ltd

And

Beijing Asphere Interactive Network Technology Co., Ltd

November 25, 2020

Table of Contents

RECITALS		3
1	DEFINITION	3
2	SALE AND PURCHASE OF THE SHARES AND THE EQUITY INTERESTS	6
3	PURCHASE PRICE AND ITS PAYMENT	6
4	CLOSING	9
5	CONDITIONS PRECEDENT	10
6	WARRANTIES	13
7	PRE-CLOSING COVENANTS	13
8	POST-CLOSING COVENANTS	15
9	EXCLUSIVITY	19
10	CONFIDENTIALITY	20
11	LIABILITIES FOR BREACH	20
12	MISCELLANEOUS	21
EXHIBIT I PARTICULARS OF THE TARGET COMPANIES		34
EXHIBIT II CLOSING DELIVERABLES		35
EXHIBIT III WARRANTIES		38
EXHIBIT IV LIST OF INTANGIBLE ASSETS TO BE TRANSFERRED		52
EXHIBIT V COMPLIANCE CERTIFICATE		53
EXHIBIT VI LIST OF INTANGIBLE ASSETS OF THE TARGET COMPANIES		56
EXHIBIT VII LIST OF KEY EMPLOYEES OF THE TARGET COMPANIES		57
EXHIBIT VIII INFORMATION OF BANK ACCOUNT		58
EXHIBIT IX LETTER OF UNDERTAKINGS		59
EXHIBIT X THE AMENDED ARTICLES OF ASSOCIATION OF THE ONSHORE COMPANY		60
EXHIBIT XI THE AMENDED ARTICLES OF ASSOCIATION OF THE WFOE		61
EXHIBIT XII DISCLOSURE SCHEDULE		62
EXHIBIT XIII LIST OF BUSINESS CONTRACTS TO BE TRANSFERRED		63

i

This Share Purchase Agreement (this “Agreement”), dated as of November 25, 2020 is entered into by and among：

(1)

BlueCity Holdings Limited,  a company incorporated and existing under the laws of the Cayman Islands, whose registered office is Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands (the “Offshore Purchaser”)；

(2)

Beijing BlueCity Culture and Media Co., Ltd., a limited liability company incorporated and existing under the laws of the PRC, whose registered office is No. 86-N2530, Changyang Wanxing Road, Fangshan District, Beijing (the “Onshore Purchaser”, together with the Offshore Purchaser, the “Purchasers”, and each a “Purchaser”)；

(3)

iRainbow Investment Holding Limited, a company incorporated and existing under the laws of the Cayman Islands, whose registered office is Floor 4, Willow House, Cricket Square, P.O. Box 2804, Grand Cayman KY1-1112, Cayman Islands (the “Offshore Seller”)；

(4)	Qiang Xiao, a PRC citizen, whose ID number is *** and whose address is *** (the “Founder”)；
(5)

Guang Zhao, a PRC citizen, whose ID number is *** and whose address is *** (together with the Founder, the “Onshore Seller”, and the Onshore Seller and the Offshore Seller are collectively referred to as the “Sellers” and each a “Seller”)；

(6)	Chao Wu, a PRC citizen, whose ID number is *** and whose address is ***；
(7)

iRainbow Limited, a company incorporated and existing under the laws of the British Virgin Islands, whose registered office is Trinity Chambers, P.O. Box 4301, Road Town, Tortola, British Virgin Islands;

(8)

iAloha Limited, a company incorporated and existing under the laws of the British Virgin Islands, whose registered office is Trinity Chambers, P.O. Box 4301, Road Town, Tortola, British Virgin Islands (together with Chao Wu,  iRainbow Limited and the Sellers, the “Warrantors”);

(9)

iRainbow Hong Kong Limited, a company incorporated and existing under the laws of Hong Kong, whose registered office is Unit 417, Floor 4, Lippo Center, Tower Two, No. 89 Queensway, Admiralty, Hong Kong (the “Offshore Company”)；

(10)

Beijing Aloha Technology Co., Ltd., a limited liability company incorporated and existing under the laws of the PRC, whose registered office is 1-1401-130, 14th Floor, No. 87 West Third Ring North Road, Haidian District, Beijing (the “WFOE”); and

(11)

Beijing Asphere Interactive Network Technology Co., Ltd., a limited liability company incorporated and existing under the laws of the PRC, whose registered office is 1001-4, 2nd Floor, Building 10, No. 58, Beizheng Huangqi, Haidian District, Beijing (the “Domestic Company”, together with the Offshore Company and WFOE, the “Target Companies”, each a “Target Company”).

The above mentioned parties are hereinafter collectively referred to as the “Parties” and each a “Party”.

RECITALS

The Offshore Company is a company incorporated and existing under the laws of Hong Kong (the particulars of which are set out in Part I of Exhibit I).  The Domestic Company is a limited liability company incorporated and existing under the laws of the PRC (the particulars of which are set out in Part II of Exhibit I).  As of the Closing Date (as defined below), the Offshore Company, through its wholly-owned subsidiary established in the PRC (the WFOE, the particulars of which are set out in Part III of Exhibit I), owns and operates the business related to a social software “Finka APP” (“Finka APP”) with the Onshore Company (the “Business”).

Subject to and in accordance with the terms and conditions of this Agreement, the Offshore Seller intends to sell and transfer, and the Offshore Purchaser intends to purchase and acquire, by itself or through its designated Affiliate, in reliance upon, inter alia, the representations, warranties, covenants and undertakings set out in this Agreement, the shares owned by the Offshore Seller in the Offshore Company (the “Shares”) representing one hundred percent (100%) of the share capital of the Offshore Company (the “Offshore Transaction”).

Subject to and in accordance with the terms and conditions of this Agreement, the Onshore Seller intends to sell and transfer, and the Onshore Purchaser intends to purchase and acquire, by itself or through its designated Affiliate, in reliance upon, inter alia, the representations, warranties, covenants and undertakings set out in this Agreement, the equity interests owned by the Onshore Seller in the Domestic Company (the “Equity Interests”) representing one hundred percent (100%) of the registered capital of the Domestic Company (the “Onshore Transaction”, together with the Offshore Transaction, the “Proposed Transaction”).

Agreement

NOW, THEREFORE, the Parties hereto agree as follows:

1	Definition

1.1 Certain Defined Terms

In this Agreement, unless the context otherwise requires, the below capitalized terms shall have the following meanings:

“Warranties” means the representations and warranties set out in Exhibit III.

“Security Deposit”means the security deposit of USD3,710,630 paid by the Purchasers to the Offshore Seller on October 22, 2020.

“Offshore Purchase Price” has the meaning set forth in Section 3.1 (1).

“Onshore Purchase Price” has the meaning set forth in Section 3.1 (1).

“First Installment of Offshore Purchase Price” has the meaning set forth in Section 3.1 (1).

“Second Installment of Offshore Purchase Price” has the meaning set forth in Section 3.1 (1).

“Final Payment Date” has the meaning set forth in Section 3.1 (1).

“Encumbrance” means any mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third-party right or interest, other encumbrance or security interest of any kind, or other type of preferential arrangement (including a title transfer or retention arrangement) having similar effect.

“Affiliate” means, with respect to any given Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with the first mentioned

Person.

“SAIC” means the State Administration of Industry and Commerce and/or its local counterparts, as the case may be.

“Closing” means the completion of the Proposed Transaction.

“Closing Date” has the meaning set forth in Section 4.1.

“Long-Stop Date” has the meaning set forth in Section 4.3.

“CIETAC” has the meaning set forth in Section 12.2.

“Transaction Documents” means any and all agreements, contracts, instruments, memoranda, certificates or other documents executed for or in relation to the Proposed Transaction contemplated in this Agreement.

“Control” means, with respect to any Person: (i) the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership; (ii) or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the shareholders of such Person; or (iii) power to control the composition of a majority of the board of directors of such Person; the term “Controlled” has meaning correlative to the foregoing.

“Contractual Arrangement” means the WFOE’s control over the Domestic Company by way of entering into a series of agreements,  such as the “Equity Pledge Agreement”, the “Shareholders’ Power of Attorney”, and the “Exclusive Call Option Agreement” entered into with the Founder and Guang Zhao, and the “Exclusive Business Cooperation Agreement” entered into with the Domestic Company.

“Domestic Company Control Documents” means the “Equity Pledge Agreement”, the “Shareholders’

Power of Attorney”, the “Exclusive Call Option Agreement” and the “Exclusive Business Cooperation Agreement” entered by and among the WFOE, the Domestic Company and the Founder (as the case may be) before the Closing Date.

“Purchaser Payable” has the meaning set forth in Section 3.4.

“Exclusivity Period” has the meaning set forth in Section 9.

“Exclusivity Liquidated Damages” has the meaning set forth in Section 9.

“Signing Date” means the date written on the first page of this Agreement.

“RMB” means the legal tender of the PRC.

“USD” means the legal tender of the United States of America.

“HKD” means the legal tender of the Hong Kong Special Administrative Region of the People’s Republic of China.

“Exchange Rate” means the RMB:USD middle exchange rate published by the People’s Bank of China on November 20, 2020.

“Person” means any natural person, corporation, limited liability company, joint stock company, joint venture, partnership, enterprise, trust, unincorporated organization or any other entity or organization.

“Purchase Price” has the meaning set forth in Section 3.1.

“Taxation” means any and all applicable tax or taxes and fees charged and collected by Government Entity concerned.

“Applicable Law” means, with respect to any Person, any and all provisions of any law, regulation, rule and regulatory documents publicly promulgated by any Government Entity, whether in effect as of the date hereof or thereafter and in each case as amended, applicable to such Person or its assets.

“Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, ratification, agreement, license, exemption or order of, and any registration, certificate, declaration or filing with, or report or notice to, any Person (including any Government Entity).

“Final Payment” has the meaning set forth in Section 3.3.

“Conditions Precedent to the Purchasers” has the meaning set forth in Section 5.1.

“Conditions Precedent to the Sellers” has the meaning set forth in Section 5.2.

“Conditions Precedent” means the Conditions Precedent to the Purchasers and the Conditions Precedent to the Purchasers.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday in the PRC.

“Intellectual Property” means (i) copyright, patents, know-how, confidential information, database rights, rights in trademarks, domain names and designs (whether registered or not); (ii) any application and rights to apply for any of the foregoing; and (iii) any other intellectual property and protected right equivalent or similar to the foregoing which exists anywhere around the world.

“Material Adverse Effect” means with respect to the Target Companies, any change, event, occurrence, fact, condition, alternation or development, individually or in the aggregate with any other circumstance, that is or could be reasonably expected to be materially adverse to the operations, financial condition, assets or liabilities of the Target Companies, or the ability to perform the obligations under the Transaction Documents by the Target Companies.

“Government Entity” means any government or any agency, bureau, board, commission, court, department, political subdivision or tribunal of any government or its division or sub-division that exercises any power or authority customarily exercised by any governmental agency.

“PRC” means the People’s Republic of China, solely for purposes of this Agreement, excluding the Hong Kong, the Macau Special Administrative Region and Taiwan.

“Balance Sheet Date” means September 30, 2020.

“DAU” means the number of daily active users of Finka APP.

“Extra Performance Rewards” has the meaning set forth in Section 8.12.

“MOFCOM” means the Ministry of Commerce or its authorized local counterparts, as the case may be.

“Intangible Assets” has the meaning set forth in Section 5.1 (9).

1.2 Interpretation

(1)	Headings. Headings are included for convenience only and shall not affect the construction of any provision of this Agreement.
(2)	Sections, Exhibits and Others. References to this Agreement shall include any exhibit to it, and references to sections and exhibits shall mean the sections of and exhibits to this Agreement.
(3)

A reference to a Party having a right.  For the avoidance of doubt, a reference in this Agreement to a Party having a right to do an act or thing shall be construed as a reference to a Party who has no obligation to do that act or thing.

(4)	Including but not Limiting. “Include”, “including” and similar expressions are not expressions of limitation and shall be construed as if followed by the words “without limitation”.
(5)	Directly or Indirectly. The phrase directly or indirectly means directly, or indirectly through one or more intermediaries or through contractual or other arrangements.
2	Sale and Purchase of the Shares and the Equity Interests

2.1 Subject to the provisions of this Agreement, the Offshore Seller shall sell and the Offshore Purchaser shall purchase, the Shares, together with all rights attaching to the Shares at and after the Closing Date.  For the avoidance of doubt, the Offshore Purchaser shall be entitled to all undistributed profits of the Offshore Company attaching to the Shares at and after the Closing Date.

2.2 Subject to the provisions of this Agreement, the Onshore Seller shall sell and the Onshore Purchaser shall purchase, the Equity Interests, together with all rights attaching to the Equity Interests at and after the Closing Date.  For the avoidance of doubt, the Onshore Purchaser shall be entitled to all undistributed profits of the Domestic Company attaching to the Equity Interests at and after the Closing Date.  The Onshore Seller shall waive its preemptive right to purchase the Equity Interests and other restrictive rights, and procure any other Person to waive all such rights entitled to it no later than the Closing Date to permit the transfer of the Equity Interests.

2.3 The Purchasers shall not be obligated to complete the purchase of any of the Shares and/or the Equity

Interests, and the Sellers shall not be obligated to complete the sale of any of the Shares and/or the Equity Interests, unless the purchase and the sale of all Shares and/or all Equity Interests is completed simultaneously in accordance with this Agreement.

3	Purchase Price and Its Payment

3.1 Purchase Price

Subject to this Section 3, the total amount of the Purchase Price for the Shares and the Equity Interests should be USD35,988,843 or its equivalent in RMB (conversion according to the Exchange Rate)

(collectively as the “Purchase Price”), which represents the total amount of the purchase price for the Shares of USD34,878,120 (the “Offshore Purchase Price”) and the total amount of the purchase price for the Equity Interests of RMB7,307,000 (the “Onshore Purchase Price”).  The Purchase Price shall be equal to the sum of the Offshore Purchase Price and the Onshore Purchase Price.

3.2 Purchase Price Adjustment

(1)

All Parties agree that within one (1) month after the Closing Date, if the Purchasers confirm that there exist a deviation between the key financial data and the average DAU of the Target Companies necessary for the calculation of the Purchase Price provided by the Sellers during the process of the Purchasers’ due diligence on the Target Companies for the Proposed Transaction and the key financial data and the average DAU of the Target Companies reflected by the Purchase Price defined in Section 3.1 and such deviation exceeds twenty percent (20%), all Parties shall have the right to adjust the amount of the Purchase Price as mutually agreed by all Parties.

(2)

All Parties agree that, before the Final Payment date, all Parties shall complete the adjustment of the Purchase Price (if necessary) and confirm the adjusted amount of the Purchase Price in accordance with Section 3.2 (1), and the adjusted amount of the Purchase Price shall be the final amount of the Purchase Price that the Purchasers are obliged to pay.  If, as of the date when the final amount of the Purchase Price is determined, the amount of the Purchase Price that has actually been paid by the Purchasers under this Agreement is more than the final amount of the Purchase Price confirmed by all Parties in accordance with Section 3.2 (1) of this Agreement, with regard to the overpaid amount, the Sellers shall return in full to the bank account of the Purchasers set out in Part II of Exhibit VIII within five (5) Business Days after the date when the final amount of the Purchase Price is determined, and the warrantors shall be jointly and severally liable for such return.  If the amount of the Purchase Price that has actually been paid by the Purchasers under this Agreement is less than the final amount of the Purchase Price confirmed by all Parties in accordance with Section 3.2 (1) of this Agreement, with regard to the owed amount, the Purchasers shall make up the difference on the Final Payment Date.

(3)

All Parties acknowledge that, if adjustments to the Purchase Price, the Offshore Purchase Price, or the Onshore Purchase Price need to be made due to the reasons of the Government Entity or the Applicable Laws, the Parties may separately agree in writing to adjust the Purchase Price, the Offshore Purchase Price and/or the Onshore Purchase Price accordingly.

3.3 Payment Term

(1)	Subject to Section 3, Section 4 and Section 5 of this Agreement, the Offshore Purchaser shall pay the Offshore Purchase Price following the provisions below:
(i)

the Offshore Purchaser shall pay the amount equal to thirty percent (30%) of the Purchase Price (i.e., USD10,463,436) (the “First Installment of Offshore Purchase Price”) to the offshore bank account of the Sellers set out in Part I of Exhibit VIII (the “Sellers’ Offshore Account”) in a lump sum on the Signing Date of this Agreement；

(ii)

the Offshore Purchaser shall immediately instruct its payment bank to pay the amount equal to sixty percent (60%) of the Purchase Price (i.e., USD20,926,872) (the “Second Installment of Offshore Purchase Price”) to the Sellers’ Offshore Account in a lump sum on the Closing Date and provide the Sellers with a remittance certificate that can reasonably prove that the

Purchasers have issued an irrevocable full payment instruction to the Purchasers’ payment bank in accordance with this Section 3.3；

(iii)

Under the premise that Beijing iRainbow has completed the information publicity of the liquidation group on the National Corporate Credit Information Publicity System in accordance with the Applicable Laws and the documents that can prove such publicity have been provided to the Purchasers, the Offshore Purchaser shall pay the balance of the Offshore Purchase Price after deducting the First Installment of Offshore Purchase Price and the Second Installment of Offshore Purchase Price (the “Final Payment”) to the Seller’s Offshore Account in a lump sum on the expiry date of three (3) months after the Closing Date (the “Final Payment Date”).

For the avoidance of doubt, the Final Payment that actually payable by the Purchasers shall be subject to the final amount of the Purchase Price determined in accordance with Section 3.2 of this Agreement.

(2)

Subject to Section 3, Section 4 and Section 5 of this Agreement, the Onshore Purchase Price shall be paid by the Onshore Purchaser to the onshore bank account of the Sellers set out in Part I of Exhibit VIII in a lump sum within five (5) Business Days after the Closing Date.

(3)

The Offshore Seller and the Offshore Purchaser shall be respectively responsible for any and all income tax and other taxes payable in connection with the Proposed Transaction as required by the Applicable Laws.  The Onshore Seller and the Onshore Purchaser shall be respectively responsible for any and all income tax and other taxes payable in connection with the Proposed Transaction as required by the Applicable Laws.

3.4 Deduction

For any amount payable by the Warrantors to the Purchasers as a result of the Proposed Transaction, including but not limited to, the amount the Purchasers shall be entitled to deduct from the Purchase Price according to Section 3.2 of this Agreement, the equal amount of the compensation for the Purchasers’ losses caused by the Warrantors and/or the Target Companies’ breach of any obligation or guarantee under the Transaction Documents, the Purchaser shall, before the Warrantors make full payment to the Purchasers, be entitled to deduct any amount from the amount payable to the Sellers (including but not limited to, the Purchase Price and the Extra Performance Rewards payable by the Purchasers according to Section 8.12 of this Agreement) (the “Purchaser Payable”) in accordance with the following procedures and subject to the fulfillment of the following conditions: (1) The Purchasers shall notify the Sellers in writing before making the aforementioned deduction and provide the Sellers with sufficient and reasonable basis of such deduction (the “Deduction Request Notice”).  The Sellers and/or the Warrantors shall communicate with the Purchasers on the solution of the related matters based on the principle of good faith within twenty (20) Business Days after receiving the Deduction Request Notice; (2) Only when the Warrantors notify the Purchasers in writing that such deduction is agreed according to the result of the communication within the abovementioned period, shall the Purchasers have the right to deduct any amount according to this section and the result of the communication among all Parties;  Subject to this Section 3.4 (3), if the Warrantors fail to provide any written response to the Purchasers’ deduction request within the abovementioned period or explicitly reject the Purchasers’ deduction request, then the Purchasers’ full payment obligations under this Agreement shall not be affected in any aspect and to any extent by the Purchasers’ issuance of the Deduction Request Notice in accordance with this section; and (3) if the Warrantors fail to initiate communication with the Purchasers within the abovementioned period based on the principle of good faith, it will be deemed that the Warrantors have agreed on the Purchasers’ deduction based on the content of the Deduction Request Notice.  For the avoidance of doubt, unless acknowledged by the Warrantors in writing in advance, the Deduction Request Notice shall be in no case regarded as a formal claim of any rights or a compensation request by the Purchasers against the Warrantors in accordance with the provisions of this Agreement.

If the Parties confirm that the Purchasers’ deducted amount is deviated and has caused losses to the Sellers after the Purchasers has made a deduction according to the above agreement, the Purchasers shall pay the deviated amount that has been deducted within five (5) Business Days to the Sellers, and make reasonable compensation to the Sellers.  The Parties agree that the compensation amount shall be calculated based on the aforementioned difference at the simple interest of one-thousandth per day from the date when the Purchasers shall pay the relevant Purchaser Payable deducted according to this Agreement to the date when the Purchasers pay such amount to the Sellers.

4	Closing

4.1 Closing

The Closing shall take place within five (5) Business Days after all the Conditions Precedent set out in Section 5 (for the avoidance of doubt, the Closing deliverables set out in item 2 (2) of Exhibit II shall be delivered by the Purchasers on the Closing Date) have been satisfied or waived by the Party entitled to waive such Condition Precedent, or other date otherwise agreed in writing by the Parties (the date of the Closing, the “Closing Date”).

4.2 Obligations on the Closing Date

On or prior to the Closing Date, the Parties shall use their reasonable efforts to procure that the Conditions Precedent specified in Section 5.1, as well as the obtaining or delivery of closing deliverables specified in Exhibit II, are fulfilled or satisfied. If one or more of the Conditions Precedent set forth in Section 5.1 are not fulfilled or satisfied, the Parties agree that the Purchasers shall have the right to:

(1)waive such Condition(s) Precedent in their sole discretion in accordance with Section 5.1; or

(2)postpone the Closing Date till such one or more of the Conditions Precedent are fulfilled or satisfied.

4.3Long-Stop Date and Termination

(1)

If the Closing has not been occurred in three (3) months from the Signing Date (the “Long-Stop Date”), unless the Parties otherwise agree in writing, either of the Purchasers or the Sellers has the right to notify the other Parties to terminate this Agreement.  The Parties agree that if this Agreement is terminated in accordance with Section 4.3, the Warrantors shall return the Purchase Price that has been paid by the Purchasers in full in a lump sum to the bank account designated by the Purchasers within five (5) Business Days since the termination of this Agreement, while the Sellers shall have the right to retain the Security Deposit after this Agreement has been terminated unless the Purchasers have reasonable and sufficient supporting documents to prove that: (i) the data of the average DAU of the Target Companies provided by the Sellers to the Purchasers during the process of the Purchasers’ due diligence is fraudulent, and the real data is lower than the data of the average DAU provided by the Sellers by more than twenty percent (20%); or (ii) the termination of this

Agreement is caused by the Sellers’ unilateral malicious reasons, then the Sellers shall return all the Security Deposit in a lump sum to the bank account designated by the Purchasers within five (5)

Business Days.

(2)

All Parties agree that if the Closing has not occurred as of the Long-Stop Date and this Agreement has been terminated according to this Section 4.3 due to unilateral reasons of the Warrantors or the Target Companies, and such termination or failure of Closing is not for the reasons attributable to the Purchasers or a third party or the reasons beyond the control of the Warrantors/Target Companies, the Warrantors and the Target Companies shall bear all expenses incurred by the Purchasers under the Proposed Transaction as of the Long-Stop Date (the “Closing Costs of Purchasers”) and the amount of the Closing Costs of Purchasers shall not exceed RMB 1,000,000 or the equivalent in USD.  The Warrantors and the Target Companies shall be, jointly and severally, liable to pay such Closing Costs of Purchasers.  The Warrantors and the Target Companies shall, after receiving the reasonable and sufficient written supporting documents provided by the Purchasers that can prove the Closing Costs of Purchasers, pay the Purchasers the Closing Costs of Purchasers in full in a lump sum within five (5) Business Days from the date of termination of this Agreement.

(3)

All Parties agree that if the Closing has not occurred as of the Long-Stop Date and this Agreement has been terminated according to this Section 4.3 due to unilateral reasons of the Purchasers, and such termination or failure of Closing is not for the reasons attributable to the Warrantors/Target Companies or a third party or the reasons beyond the control of the Purchasers, the Purchasers shall bear all costs, expenses, fees, Taxation incurred by themselves under the Proposed Transaction while the Purchaser shall not bear the costs, expenses, fees, Taxation incurred by the Warrantors/Target Companies under the Proposed Transaction.

(4)

After the termination of this Agreement in accordance with this Section 4.3, none of the Parties shall have any claim against the other Parties with respect to this Agreement, save for any claim (including without limitation to the Exclusivity Liquidated Damages) arising from non-compliance of this Agreement prior to such termination.  However, the Parties agree that notwithstanding anything to the contrary in this Agreement, Section 10.2 and Section 12.2 shall survive after the termination of this Agreement, and be of continuing binding effect upon the Parties.

(5)

If this Agreement is terminated before the Closing, the Sellers shall have the right to take relevant reasonable and necessary measures within fifteen (15) Business Days after the termination of this Agreement, and the Purchasers shall provide the Sellers with reasonable and necessary assistance to restore the status of the shareholders and relevant license holders of the Target Companies to the status at the time of the signing of this Agreement.

5	Conditions Precedent

5.1 Conditions Precedent to the Purchasers

Conditions Precedent to the Purchasers to accomplish the Closing of the Proposed Transaction shall be conditional upon the fulfillment of the following conditions (the “Conditions Precedent to the Purchasers”) on or prior to the Closing Date：

(1)

Completion of Due Diligence：The Purchasers shall have completed the business, legal, financial, tax, technical, human resource and any other aspects of due diligence review, and the result should be reasonably satisfactory to the Purchasers;

(2)

Delivery of Closing Deliverables：The Sellers shall have delivered or procured the delivery of all closing deliverables listed in Part I of Exhibit II, and the deliverables shall be in form and substance reasonably satisfactory to the Purchasers；

(3)

Warranties：All the Warranties made by the Warrantors are true, accurate, complete and not misleading on the Signing Date of this Agreement and, by reference to the facts and circumstances of the Closing Date, remain to be true, accurate, complete and not misleading on the Closing Date;

(4)

Performance：The Warrantors and the Target Companies shall have performed and complied with all warranties, covenants, and obligations required to be performed or complied with on or prior to the Closing Date in the Transaction Documents;

(5)	No Material Adverse Effect：There shall, to the best knowledge of the Warrantors, be no and no reasonable expectation of the occurrence of any Material Adverse Effect up to the Closing Date;
(6)	Letter of Undertakings of the Warrantors：The Warrantors shall have duly signed the Letter of Undertakings shown in Exhibit IX (the “Letter of Undertakings”);
(7)	Submission of the SAIC Change Application：The Warrantors shall have delivered to the

Purchasers (i) the acceptance notice issued by the SAIC approving the registration/filing (as the case may be) regarding the changes of shareholders, directors, supervisors, legal representative, general manager, articles of association, and registered address of the Domestic Company for the purpose of the Proposed Transaction; and (ii) the new articles of association of the Domestic Company as shown in Exhibit X of this Agreement that have been approved by the Domestic Company and have been submitted to the SAIC for filing；

(8)

Termination of the Domestic Company Control Documents：The Domestic Company Control Documents shall have been terminated on the Closing Date and such termination shall be in form and substance reasonably satisfactory to the Purchasers；

(9)

Submission of the Transfer of the Intangible Assets Interest：With regard to all the intangible assets listed in Exhibit IV (the “Intangible Assets”), Beijing iRainbow, the Warrantors and/or its Affiliates shall have (i) signed a standard-form transfer agreement and/or application form (if the relevant intangible assets registration authority make such requirements) required by the relevant intangible assets registration authority which is necessary for the transfer of the Intangible Assets; and (ii) completed the submission of the application for registration change of the right holder arising from the transfer of related Intangible Assets to the China Trademark Network System of the Trademark Office of the China Intellectual Property Administration and provided a screenshot of the electronic version of the application documents automatically generated by the system showing the date of the application submission;

(10)	Employees Arrangement：The Domestic Company and the WFOE shall have entered into the labor contracts and confidentiality agreements with all the employees jointly confirmed by the Purchasers and the Sellers and such labor contracts and confidentiality agreements shall be in form and substance reasonably satisfactory to the Purchasers；

(11)

Return of the Security Deposit：The Offshore Seller shall have returned the Security Deposit in full to the bank account of the Purchasers set out in Part II of Exhibit VIII and shall have provided a remittance certificate that can reasonably prove that the Sellers have issued an irrevocable full payment instruction to the Sellers’ payment bank to fully return the Security Deposit in accordance with this Agreement;

(12)

Resolution Approving the De-registration of Beijing iRainbow：Beijing iRainbow shall have made and passed a shareholders’ resolution resolving the voluntary dissolution, liquidation and de-registration of Beijing iRainbow in accordance with the Applicable Laws and its articles of association;  The Warrantors shall have delivered such resolution to the Purchasers and such resolution shall be in form and substance reasonably satisfactory to the Purchasers.

Upon mutual agreement, both Parties may enter into a waiver letter to waive any one or more of the Conditions Precedent to the Purchasers, in whole or in part, conditionally or unconditionally.  For the avoidance of doubt, both Parties may specify in the waiver letter whether the Purchasers shall retain the right to claim for any losses they may incur as a result of the non-satisfaction of such condition under this Agreement in case of a waiver of any one or more of the Conditions Precedent.

5.2 Closing Precedent to the Sellers

Conditions Precedent to the Sellers to accomplish the Closing of the Proposed Transaction shall be conditional upon the fulfillment of the following conditions (the “Conditions Precedent to the Sellers”) on or prior to the Closing Date：

(1)

Warranties：All the Warranties made by the Purchasers are true, accurate, complete and not misleading on the Signing Date of this Agreement and, by reference to the facts and circumstances on the Closing Date, remain to be true, accurate, complete and not misleading on the Closing Date;

(2)

Delivery of Closing Deliverables：The Purchasers shall have delivered or procured the delivery of all the closing deliverables listed in Part II of Exhibit II, and the deliverables shall be in form and substance reasonably satisfactory to the Sellers; and

(3)

Performance：The Purchasers shall have performed and complied with all warranties, covenants, and obligations required to perform or comply with on or prior to the Closing Date in the Transaction Documents, including the payment of the Security Deposit and the First Installment of Purchase Price to the Sellers.

The Sellers, in their sole discretion, shall have the right to, after sending a notice to the Purchasers and reaching an agreement with the Purchasers through negotiation, waive any one or more of the Conditions Precedent to the Sellers, in whole or in part, conditionally or unconditionally.

6	Warranties

6.1 The Warrantors warrant to the Purchasers that, except for the matter disclosed in Exhibit XII, each Warranty contained in Part I of Exhibit III as attached hereto is true, accurate, complete and not misleading at the date of this Agreement (other than the Warrantors’ Warranties expressly applicable to the Closing Date).  Immediately before the Closing, the Warrantors warrant to the Purchasers that each Warranty is true, accurate, complete and not misleading by reference to the facts and circumstances on the Closing.  For this purpose only, where there is an express or implied reference to the “Signing Date of this Agreement” in a Warrantors’ Warranty, that reference is also to be construed as a reference to the Closing Date.  Each Warranty is to be construed independently and (unless otherwise provided in this Agreement) is not subject to the provisions of this Agreement or another Warrantors’ Warranties.

6.2

The Purchasers warrant to the Warrantors that each Warranty contained in Part II of Exhibit III as attached hereto is true, accurate, complete and not misleading at the date of this Agreement.  Immediately before the Closing, the Purchasers warrant to the Warrantors that each Warranty is true, accurate, complete and not misleading by reference to the facts and circumstances on the Closing.  For this purpose only, where there is an express or implied reference to the “Signing Date of this Agreement” in a Purchasers’ Warranty, that reference is also to be construed as a reference to the Closing Date.  Each Warranty is to be construed independently and (unless otherwise provided in this Agreement) is not subject to the provisions of this Agreement or another Purchasers’ Warranties.

6.3

The Warrantors acknowledge that, the Purchasers are entering into this Agreement in reliance upon each Warranty under this Agreement and each Warranty is made as a representation for the purpose of attracting the Purchasers to enter into this Agreement.

6.4

The Warrantors covenant that they will not claim against the Target Companies, or the directors, officers or employees of the Target Companies due to the misrepresentations, inaccuracies or omissions in the information or suggestions provided by the Target Companies or the directors, officers or employees of the Target Companies when assisting the Warrantors in making representations and warranties.

7	Pre-Closing Covenants
7.1	The Warrantors shall procure that, from the Signing Date to the Closing Date or the termination date of this Agreement (whichever is earlier):
(1)

The Target Companies shall use their best efforts to: (i) conduct the business in the ordinary course with a view to growth; (ii) preserve intact their present business organization; (iii) maintain in effect and no change of all of the Consents that have been obtained; (iv) maintain satisfactory relationships with the related parties having material Business relationships with it; (v) maintain books and records in accordance with past practice, and (vi) comply with all its signed contracts and agreements (if any);

(2)	Without limiting the generality of the foregoing, except with the written consent of the Purchasers, the Target Companies shall not prior to the Closing Date:
(i)	change their corporate management structure；
(ii)	increase or decrease their registered capital or share capital；
(iii)	declare, make or pay any dividend or other distribution；

(iv)	incur any capital expenditures or any supply credit；
(v)	acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material assets, securities, equity interests or businesses；
(vi)	sell, lease or otherwise transfer, or create or incur any Encumbrance on, any of its equity interests, material assets, properties, or businesses；
(vii)	make any loans, advances or capital contributions to, or investments in, any other Person；
(viii)	create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees；
(ix)

change any Consent that has been obtained in connection with the operation of the Business, or take any other act that may possibly cause such Consent to be changed or be affected (except for those for the daily operation needs of the Target Companies)；

(x)	do any act or thing which may result in any material change in its nature or scope of the operations；
(xi)

enter into any agreement or arrangement that limits or otherwise restricts the Target Companies or any successor(s) to them or that could, after the Closing, limit or restrict them, the Purchasers or any Affiliates of the Purchasers, from engaging or competing in any line of business, in any location or with any Person；

(xii)

sign, modify, amend or terminate any contract (other than for the purpose of satisfying the Conditions Precedent or entering into labor contracts and/or supplier contracts and/or lease contracts and/or annual meeting purchase contracts with the contract amount (single or accumulative based on a series of contracts on the same or related matters) less than RMB3,000,000);

(xiii)

delay making payment of any trade debt beyond the date of expiry of the credit period  (or (if different) the payment period extended by creditors in which to make payment) authorized by the relevant creditors;

(xiv)

settle, or offer or propose to settle, (a) any litigation, investigation, arbitration, proceeding or other claim involving or against them; or (b) any shareholder litigation or dispute against them or any of their officers or directors；

(xv)	change the policies and methods of accounting, except as required by concurrent changes in the PRC accounting principles；
(xvi)	do any act or thing that would cause Material Adverse Effect to the operation or financial condition of the Target Companies；

(xvii)

affix corporate seal, financial seal, contract seal, signature seal of the legal representative, and other seals that can represent the Target Companies on any written documents or materials related to the aforementioned acts or matters; and

(xviii)	agree, resolve or promise to do any of the aforementioned acts or things.
(3)	From the Signing Date to the Closing Date, the Sellers shall not:
(i)	dispose of any interest in the Shares and/or the Equity Interests or do any act or thing that may subject the Shares and/or the Equity Interests to any Encumbrance;
(ii)

pass any resolution other than the resolution related to the signing, delivery, entry into force and performance of this Agreement and the accomplishment of the Proposed Transaction under this Agreement or the daily operations of the Target Companies; and

(iii)	do any act or thing which would result (or be likely to result) in a breach of any of the Warranties made by the Warrantors if the Warranties made by the Warrantors were repeated at the Closing Date.
7.2

The Founder shall make its reasonable efforts to procure that the Purchasers, their agents and representatives are given full access to the assets, operation and books and records of the Target Companies in accordance with the request of the Purchasers from the Signing Date to the Closing Date, provided  that such information: (i) is not available from the public or third-party channels permitted by law; (ii) will not cause any unreasonable burden to the accomplishment of the Closing according to this Agreement or the Warrantors’ performance of the obligations under this Agreement; and (iii) is for the reasonable commercial purpose acknowledged by the Founder and the Purchasers.

7.3

The Warrantors shall notify the Purchasers in writing of any changes or potential changes in respect of the information set forth in the Warranties as attached hereto as Exhibit III within three (3) Business Days from the time when the Warrantors are aware of any of such changes or potential changes.

8	Post-Closing Covenants

8.1 General Covenant after the Closing

All Parities covenant to continue fully performing any of their obligations and undertakings set out in this

Agreement, including without limitation, complying with PRC anti-corruption related laws and U.S Foreign Corrupt Practices Act, and providing all necessary assistance and cooperation to give effect to such obligations and undertakings after the Closing. The Parties further agree to execute, make, acknowledge, and deliver such instruments, agreements and other documents as may be reasonably required or mandatory under the Applicable Laws to effectuate the purposes of this Agreement.

8.2 Non-Solicitation

(1)	The Warrantors covenant to the Purchasers that they shall not and shall procure that their Affiliates shall not:

(i)	for a period of one (1) year from the Closing induce or attempt to induce any director or key employees of the Target Companies to terminate his/her employment with the Target Companies;
(ii)

for a period of one (1) year from the Closing induce or attempt to induce any supplier of the Target Companies to cease to supply, or to restrict or vary the terms of supply, to the Target Companies; and

(iii)

for a period of one (1) year from the Closing make use of or (save as required by, or to comply with, the Applicable Laws) disclose or divulge to any third party any information of a secret or confidential nature relating to the business or affairs of the Target Companies.

(2)

Each of the restrictions in each paragraph or article above shall be enforceable independently of each of the others and its validity shall not be affected if any of the others is invalid. If any of the restrictions is void but would be valid if some part of the restrictions were deleted, the restriction in question shall apply with such modification as may be necessary to make it valid.

8.3	Non-Compete

The Warrantors undertake that, without the written consent of the Purchasers, for a period of two (2) years from the Closing Date, the Warrantors and their Affiliates shall not directly or indirectly invest in, manage, own, operate, control, provide any financial support, advices and/or services, or provide security to any third party, business, behavior that engages or intend to engage in any business activities competing or otherwise directly or indirectly competing with the Target Companies.

8.4	Key Employees Arrangement

The Warrantors covenant that they shall make commercially reasonable efforts to: (1) procure all the core management personnel and key employees listed in Exhibit VII (“Key Employees”) to enter into non-competition agreements that are in compliance with the prevailing industry practices and are reasonably satisfactory to the Purchasers with the Target Companies within twenty (20) Business Days after the Closing Date; (2) On the premise that the Purchasers have provided the Key Employees with appropriate remuneration and treatment in accordance with the human resources policy of the Purchasers’ group company (the circumstance where the rights and interests of the Key Employees under the Offshore Seller’s existing employee stock option incentive arrangement may be affected due to the Proposed Transaction has been fully considered and reasonably reflected), procure all Key Employees acknowledged by the Purchasers to maintain their normal working status on or before the Closing Date and continue to provide services to the Target Companies and their Business within six (6) months after the Closing Date, and provide assistance to the Purchasers upon the commercially reasonable request of the Purchasers.

8.5	Waiver of Claims; Release

The Warrantors hereby and procure their Affiliates to release and forever discharge the Target Companies of and from any and all actions, causes of action, suits, controversies, claims of damages, judgments, executions, claims and demands of every type and nature whatsoever, whether asserted or not, absolute, or contingent, known or unknown, that the Warrantors or their Affiliates have, to the extent arising from or in connection with the Transaction Documents and the Proposed Transaction or any facts or circumstances existing on or prior to the Closing Date.

8.6	Removal of Abnormal Business Operation Records

The Warrantors covenant that they shall actively cooperate and assist the Target Company to remove its abnormal business operation records, and the Purchasers shall also provide necessary assistance.

8.7	Completion of Intangible Assets Interest Transfer

The Warrantors covenant that if, during the process of the registration/filing where the right holder of the Intangible Assets is changed to the Domestic Company in accordance with Article 5.1(9) of this Agreement after the Closing Date, Beijing iRainbow or the Warrantors is/are still be required to process certain procedures by the Applicable Laws, the Warrantors shall provide necessary assistance, and the Purchasers shall provide all necessary cooperation, and use their commercially reasonable efforts to cooperate with the specific measures for the transfer of Intangible Assets interests taken by the Warrantors taking into account of completing the de-registration of Beijing iRainbow as stipulated in Section 8.8 of this Agreement.

8.8	De-registration of Beijing iRainbow

The Warrantors covenant that they will make commercially reasonable efforts to ensure Beijing iRainbow to complete its de-registration in accordance with the Applicable Laws as soon as possible after the Closing and provide the Purchasers with the de-registration supporting documents that meet the requirements of the Applicable Laws after the de-registration has been completed.

8.9	Business Coverage of ICP License

If the Purchasers apply for the change the business type and business coverage of the existing Value-added Telecommunications Business License (the “ICP License”) with the competent authority based on their Business needs, the Warrantors shall provide necessary cooperation and assistance.

8.10	Public Relationship Collaboration

Within six (6) months after the Closing, the Warrantors shall actively cooperate with the Purchasers based on their need of reasonable publicity on the disclosure and announcement of the matters related to the Proposed Transaction and/or this Agreement and/or the Target Companies, and such disclosure and announcement shall meet the internal policy and compliance requirements of the Purchasers’ group company.

8.11	Post-Closing Operation Arrangement
(1)

All Parties agree that, within six (6) months after the Closing, the Sellers enjoy full autonomy in the fields of product planning, growth strategy, value-added business, live broadcast business, advertising business, platform operation, design, technology, personnel employment, etc. of the Target Companies, while (i) the Purchasers shall have the right to appoint the chief financial officer to the Domestic Company; and

(ii) the Target Companies’ entry into employment relationship with the employees whose annual salary (including all benefits and any other forms of remuneration to be provided to such employees promised by the Target Companies) exceeds RMB2,000,000 shall be mutually agreed by the Purchasers and the Sellers.  The Founder covenants that during her tenure in the Target Companies after the Closing Date, and within her scope of authority, she shall submit the monthly operation and management report of the Target Companies to the Purchasers and accept the Purchasers’ supervision of the Target Companies’ operations, and shall make commercially reasonable efforts to procure that all Business operations and development direction of the Target Companies are in line with the overall operation and development strategy of the Purchasers’ group company and no conflict or violation will be caused.  The Purchasers shall also provide the Sellers with sufficient support and cooperation.

(2)

The Warrantors covenant that, within six (6) months after the Closing, they shall make commercially reasonable efforts to procure the realization of the following matters: (i) assisting the Purchasers and their Affiliates to complete the operation handover and ensure the normal operation of the Target Companies; (ii) providing the Purchasers with all necessary assistance to procure the finance, legal affairs, procurement, administration and government relations of the Target Companies are incorporated into the governance system of the Purchasers’ group company; and (iii) assisting the Purchasers and their Affiliates to complete the movement of all the employees of the Target Companies to the Purchasers’ designated place of office.  However, all Parties agree that, within one (1) year after the Closing Date, the Target Companies still reserve their rights to make independent decisions regarding the purchase matters (other than the purchase of servers) that may affect their business development provided that such decisions can meet the internal audit requirements of the Purchasers’ group company.

(3)

All Parties agree that, as of the expiry date of six (6) months after the Closing Date, if the Target Companies fail to achieve any Extra Performance Indicators as provided in Section 8.12 of this Agreement, the Purchasers shall have the right to decide whether to dismiss the Founder from her position in the Target Companies or whether to adjust other personnel arrangements and operating modes of the Target Companies.

(4)	Notwithstanding the above, all Parties agree that since the expiry date of six (6) months after the Closing

Date, the Founder shall have the right to resign from any position in the Target Companies or their Affiliates or any entity Controlled by the Purchasers by giving written notice thirty (30) days in advance, the Purchasers shall immediately complete all necessary resignation procedures for the Founder as soon as possible in accordance with the relevant labor contract and the internal procedures of the Purchasers’ group company after receiving such written notice.  The Founder’s right to resign in accordance with this section shall not be regarded as a waiver of the rights and benefits she is entitled to under this Agreement and the arrangements otherwise reached by the Parties.

8.12 Extra Performance Arrangement

(1)

All Parties agree that, within one (1) month after the Closing Date, the Purchasers and the Founder shall, in combination with the result of due diligence, determine the extra performance indicators that should be achieved by the Target Companies within six (6) months after the Closing Date (the “Extra Performance Indicators”), and determine the comprehensive resource investment (including but not limited to capital, human resources, etc.) of the Purchasers’ group company into the Target Companies according to such Extra Performance Indicators after the expiry of six (6) months after the Closing Date (the “Extra Performance Arrangement”).  The Founder hereby covenants that she will make commercially reasonable efforts to procure the Target Companies to achieve the Extra Performance Indicators.

(2)

All Parties agree that, if the Founder procures the Target Companies to achieve the Extra Performance Indicators within six (6) months after the Closing Date, she shall be entitled to an extra performance award, the amount and payment terms of which shall be otherwise determined by the Founder and the Purchasers (the “Extra Performance Rewards”).

(3)

For the avoidance of any doubt, if the Target Companies fail to achieve the Extra Performance Indicators as of the date of the expiry of six (6) months after the Closing Date, the Purchasers shall have no obligation to pay the Founder the Extra Performance Rewards regardless whether the Target Companies achieve the Extra Performance Indicators subsequently.

8.13	Termination of the Employee Stock Option Incentive

The Warrantors covenant that they shall make commercially reasonable efforts to make sure to properly terminate the existing employee stock option incentive arrangement of the Offshore Seller after the Closing Date provided that the Purchasers and the Key Employees have reached agreements on the incentive and remuneration arrangements for the Key Employees.

8.14	Change of the Offshore Company’s Bank Account

The Warrantors shall make commercially reasonable efforts to procure the Offshore Company to change the authorized signatory of its sole bank account signature card to the personnel designated by the Purchasers as soon as possible after the Closing Date, and change the online banking system access rights of such bank accordingly.  The Purchasers shall provide necessary cooperation.

8.15	Migration of User Information

The Warrantors covenant that they shall make commercially reasonable efforts to cooperate with the Purchasers to complete the necessary measures required by the Applicable Laws for the arrangement of the sharing, use and processing of the user data and information collected, used and processed by Beijing iRainbow (the “User History Information Migration”) during the period of Beijing iRainbow’s operation of the Aloha APP (the “Aloha APP”), including without limitation to, obtaining the authorization and consent of the relevant users for the User History Information Migration arrangement by setting up a popup window in the Finka APP and requiring the users to actively click the consent button.

8.16	Completion of the Business Contracts Assignment

The Warrantors covenant that they shall make commercially reasonable efforts to procure Beijing iRainbow and/or WFOE (as the case may be) to have assigned all the rights and obligations under all business contracts listed in Exhibit XIII (the “Business Contracts”) to the Domestic Company upon the reasonable request of the Purchasers and to have entered into transfer agreements in form and substance reasonably satisfactory to the Purchasers with the relevant parties.

9	Exclusivity

Within the period of one (1) months since the Signing Date (the “Exclusivity Period”), the Sellers shall conduct the Proposed Transaction with the Purchasers on an exclusive basis.  The Sellers hereby represent and warrant that the Sellers are not be subject to any transactions in relation to the Proposed Transaction, including but not limited to the potential sale, transfer and/or financing arrangement, or any limitations in other agreements in relation to the Proposed Transaction (including without limitation to the transactions with any other parties in relation to the Target Companies or the Business of the Target Companies).  The Sellers also undertake and agree that they will not voluntarily solicit the interest, initiate any discussion, make any agreement or conduct any other acts with the similar nature with any other third parties with respect of any transactions in relation to the Proposed Transaction (including without limitation, any transactions in relation to the Target Companies or the Business of the Target Companies) within the Exclusivity Period, including but not limited to potential sale and/or transfer in whole or in part, change of control and/or financing arrangement, or any other substantially similar arrangement.

All Parties agree that, if the Sellers violate this Section 9, the Sellers shall not only stop such breaching behaviors immediately, but also pay the Purchasers a liquidated damage in the amount of RMB1,000,000 or the equivalent in U.S. dollars (the “Exclusivity Liquidated Damages”).  The Sellers shall pay the full Exclusivity Liquidated Damages in a lump sum within ten (10) Business Days after receiving the relevant notice from the Purchasers.  All Parties agree and acknowledge that the amount of the Exclusivity Liquidated

Damages has accurately reflected the Purchasers’ reasonable estimate of all losses that the Purchasers may suffer due to the Sellers’ breach of this section.  After receiving the full amount of Exclusivity Liquidated Damages paid by the Sellers, the Purchasers shall irrevocably waive all claims and claims against the Sellers due to the Sellers’ violation of this Section 9.

10	Confidentiality
10.1	Each Party may make available to the other Parties the information reasonably required by each Party to complete the Proposed Transaction.
10.2

The terms of this Agreement, as well as the discussions conducted in connection with the Proposed Transaction, are strictly confidential; provided that the terms of the Agreement may be disclosed to professional advisers, suppliers, employees and Affiliates on a need-to-know basis; provided further that, they shall be firstly informed of the confidential nature of such information and those advisers, suppliers, employees and Affiliates shall be subject to similar confidentiality obligations.  Except as required by the Applicable Laws (including stock exchange rules) or legal process, neither Party hereto nor any of their representatives, shall make any public statements, announcements or press releases with respect to the matters contemplated by this Agreement, or otherwise in connection with the Proposed Transaction, without the prior written consent of the other Parties, consultation in advance with the other Parties concerning the reasons for and content of such announcements, statements or releases, and without obtaining the approval by the other Parties on the draft public statements, announcements or press releases.

10.3

Notwithstanding any provision mentioned above, all Parties agree that after the Closing Date, the Purchasers may make any announcement concerning the Target Companies or their operation, business or assets without the need of consultation with the Warrantors in advance.

11	Liabilities for Breach
11.1

The Sellers and the Warrantors shall not be liable for the relevant claims, unless the amount of the relevant claims (if this sections does not exist) that should have been recovered from the Sellers and the Warrantors, in combination with the recoverable amount under any other claims, exceeds RMB1,500,000 or equivalent in USD (the “Accumulative Deductible”).

For the avoidance of any doubt, if the total amount that should have been recovered from the Sellers and the Warrantors under the relevant claims exceeds the Accumulative Deductible, the Sellers and the Warrantors shall only be liable for the excess of the Accumulative Deductible.

11.2

Subject to the above agreement, the Warrantors shall, jointly and severally, indemnify and hold harmless the Purchasers for all losses, damages, claims, liabilities, costs and expenses, interest, awards, judgments and penalties suffered or incurred by the Purchasers and the Target Companies arising out of or relating to any breach by the Warrantors and/or their Affiliates of any representations, warranties, covenants, undertakings, agreements or obligations set forth in this Agreement or any other Transaction Documents.

Notwithstanding anything to the contrary herein, the upper limit of the Warrantors’ full liability under the Transaction Documents shall be 15% of the total amount of the Purchase Price actually received by the Sellers under this Agreement.

11.3

The Purchasers shall, jointly and severally, indemnify and hold harmless the Warrantors for all losses, damages, claims, liabilities, costs and expenses, interest, awards, judgments and penalties suffered or incurred by the Purchasers and/or their Affiliates arising out of or relating to any breach by the Purchasers of any representations, warranties, covenants, undertakings, agreements or obligations set forth in this

Agreement or any other Transaction Documents.  Notwithstanding anything to the contrary herein, the upper limit of the Purchasers’ full liability under the Transaction Documents shall be 15% of the total amount of the Purchase Price under this Agreement.

11.4

Notwithstanding the above, for any losses suffered by the Warrantors or the Purchasers (including their respective Affiliates) due to fraud, deliberate misconduct or deliberate concealment, the liability for compensation of the Warrantors or the Purchasers shall be limited to 30% of the total Purchase Price.

11.5	Neither party has the right to claim any punitive damages or indirect damages in respect of any claims under this Agreement or in connection with the Proposed Transaction.
12	Miscellaneous
12.1	Binding Effect; Assignment

This Agreement shall be binding upon and shall be enforceable by each Party, its successor(s) and permitted assignees.  Neither Party hereto shall assign all or part of its rights and/or obligations under this Agreement without prior written consent from the other Parties.

12.2	Governing Law and Dispute Resolution
(1)	This Agreement shall be governed by, and construed in accordance with, the laws of the PRC.
(2)

If a dispute arises among the Parties in connection with this Agreement, the Parties shall use their reasonable endeavors to resolve the matter amicably upon any of the Parties’ written request.  In the event that the dispute cannot be resolved within thirty (30) calendar days after the serving of the written request, any Party may submit such dispute to China International Economic and Trade Arbitration Commission (the “CIETAC”) for arbitration and shall be conducted in accordance with the CIETAC's arbitration rules in effect at the time of applying for arbitration.  The seat of arbitration shall be Beijing and the arbitral tribunal shall consist of three arbitrators.  The arbitration proceeding shall be conducted in Chinese.  The arbitral award is final and binding upon all Parties.  The costs of arbitration, including fees for legal counsel, shall be borne by the losing Party, unless otherwise determined by the arbitration award.

12.3	Amendments

Except as otherwise permitted herein, this Agreement and its provisions may be amended, changed, waived, discharged or terminated only in writing signed by each of the Parties.

12.4	Notices

All notices, claims, certificates, requests, demands and other communications under this Agreement shall be made in writing and shall be delivered to any Party hereto by hand or sent by facsimile, or sent, postage prepaid, by reputable overnight courier services at the address given for such Party below in this Section 12.4 or any other address specified by such Party by serving a notice to all other Parties, and shall be deemed given when so delivered by hand, or if sent by facsimile, upon receipt of a confirmed transmittal receipt, or if sent by overnight courier, five (5) calendar days after delivery to or pickup by the overnight courier service.

Notices under this Agreement shall be sent to the Parties at the address and for the attention of the Person set out below:

Purchasers:

Address：Block B, Building 2, North District, Apple Community, Baiziwan Road, Chaoyang District, Beijing

Telephone：***

Email Address： ***

Attn.：***

Sellers/Warrantors/Target Companies

Address：Room 903, Fangzheng International Building, Haidian District, Beijing

Telephone：***

Email Address：***

Attn.：***

12.5	Further Assurances

Each Party shall (or shall procure other parties to) do and perform, or cause to be done and performed, all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other Party may reasonably request to give effect to the terms and intent of this Agreement.

12.6	Entire Agreement

This Agreement (including its exhibits) and the rest of the Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior written or oral understandings or agreements (including the Letter of Intent entered into by and among the Purchasers, the sellers, the Target Companies, Chao Wu and Beijing iRainbow on October 16, 2020).  This Agreement shall prevail over any latter agreement or documents prepared solely for the purpose of completing the transfer of the Shares and/or the Equity Interests (if applicable).

12.7	Severability

If any provision of this Agreement shall be held invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected thereby and shall be enforced to the fullest extent permitted by the Applicable Laws.  Any invalid or unenforceable provision of this Agreement shall be replaced with a provision, which is valid and enforceable and most nearly gives effect to the original intent of unenforceable provision.

12.8	Remedies Cumulative

The rights and remedies available under this Agreement or otherwise available shall be cumulative of all other rights and remedies and may be exercised successively.

12.9	Counterpart Execution

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

12.10	Expenses

Unless expressly provided for otherwise in this Agreement, each Party hereto shall bear its own legal and professional fees, Taxation, costs and expenses incurred in the negotiation, preparation, execution and closing of this Agreement and all documents and transactions contemplated hereunder.

12.11	Language

This Agreement shall be executed in Chinese.

[Intentionally Left Blank]

IN WITNESS WHEREOF the parties hereto have caused their duly authorized representatives to execute this Agreement as of the first date written above.

BlueCity Holdings Limited

Signature: /s/ Baoli Ma

Name: Baoli Ma

IN WITNESS WHEREOF the parties hereto have caused their duly authorized representatives to execute this Agreement as of the first date written above.

Beijing BlueCity Culture and Media Co., Ltd.
(Corporate Seal)

IN WITNESS WHEREOF the parties hereto have caused their duly authorized representatives to execute this Agreement as of the first date written above.

iRainbow Investment Holding Limited

Signature: /s/ Qiang Xiao

Name: Qiang Xiao

IN WITNESS WHEREOF the parties hereto have caused their duly authorized representatives to execute this Agreement as of the first date written above.

Signature: /s/ Qiang Xiao

Name: Qiang Xiao

IN WITNESS WHEREOF the parties hereto have caused their duly authorized representatives to execute this Agreement as of the first date written above.

Signature: /s/ Guang Zhao

Name: Guang Zhao

IN WITNESS WHEREOF the parties hereto have caused their duly authorized representatives to execute this Agreement as of the first date written above.

Signature: /s/ Chao Wu

Name: Chao Wu

IN WITNESS WHEREOF the parties hereto have caused their duly authorized representatives to execute this Agreement as of the first date written above.

e
iRainbow Limited

Signature: /s/ Qiang Xiao

Name: Qiang Xiao

IN WITNESS WHEREOF the parties hereto have caused their duly authorized representatives to execute this Agreement as of the first date written above.

iAloha Limited

Signature: /s/ Yuan Ren

Name: Yuan Ren

IN WITNESS WHEREOF the parties hereto have caused their duly authorized representatives to execute this Agreement as of the first date written above.

Beijing Asphere Interactive Network Technology
Co.,Ltd. (Corporate Seal)

Signature: /s/ Guang Zhao

Name: Guang Zhao

IN WITNESS WHEREOF the parties hereto have caused their duly authorized representatives to execute this Agreement as of the first date written above.

Beijing Aloha Technology Co., Ltd. (Corporate Seal)

Signature: /s/ Qiang Xiao

Name: Qiang Xiao

IN WITNESS WHEREOF the parties hereto have caused their duly authorized representatives to execute this Agreement as of the first date written above.

iRainbow Hong Kong Limited

Signature: /s/ Qiang Xiao

Name: Qiang Xiao

Exhibit I

Particulars of the Target Companies

Part I Particulars of the Offshore Company

Company Name:	iRainbow Hong Kong Limited

Type of Legal Entity:	Limited Liability Company

Registered Address:	Unit 417, Floor 4, Lippo Center Tower Two, No. 89 Queensway, Admiralty, Hong Kong

Registered Capital:	HKD 1

Date of Establishment:	October 24, 2014

Director:	Qiang Xiao

Shareholder:	The Offshore Seller holds 100% of the share capital of the Offshore Company

Part II Particulars of the Domestic Company

Company Name:	Beijing Asphere Interactive Network Technology Co.,Ltd.

Type of Legal Entity:	Limited Liability Company

Registered Address:	1001-4, 2nd Floor, Building 10, No. 58, Beizheng Huangqi, Haidian District, Beijing

Registered Capital:	RMB10,000,000 (Paid-in capital: RMB19000.08)

Term of Operation:	October 24, 2019 - October 23, 2049

Date of Establishment:	October 24, 2019
Scope of Business:

Technology development, technology transfer, technology service, technology promotion, technology consulting; undertaking exhibition activities; designing, producing, agency, advertising; corporate management; market research; conference services; economic and trade consulting; copyright agency; corporate planning; literary creation; organizing cultural and artistic exchange activities (excluding commercial performances); application software services; software development; computer system services; data processing (except for bank card centers in data processing and cloud computing data centers with a PUE value of 1.4 or more); computers animation design; product design; basic software services; sales of electronic products, mechanical equipment, computers, software and auxiliary equipment, self-developed products; performance brokers; engagement in internet cultural activities; operating telecommunications services; internet

Exhibit I

information services; radio and television program production. (the enterprise shall independently chooses the business items and carries out the business activities accordingly; when engaged in internet cultural activities, radio and television program production, internet information services, business operations in telecommunications, performance brokerage and items subject to approval in accordance with the law, the abovementioned items shall be conducted upon the approval of relevant departments and in accordance with the approved scope to carry out relevant business activities; the market entity is restricted from engaging in business activities that are prohibited or restricted by the state and municipal industrial policies)

Executive Director:	Guang Zhao

Legal Representative:	Guang Zhao

Shareholders:	Qiang Xiao holds 90% of the equity of the Domestic Company

Guang Zhao holds 10% of the equity of the Domestic Company

Part III Particulars of the Wholly Foreign Owned Enterprise

Company Name:	Beijing Aloha Technology Co., Ltd

Type of Legal Entity:	Limited Liability Company

Registered Address:	Beijing 1-1401-130, 14th Floor, No. 87 West Third Ring North Road, Haidian District, Beijing

Registered Capital:	USD 1,700,000 (Paid-in capital: USD 299,960)

Term of Operation:	March 20, 2015 – March 19, 2045

Date of Establishment:	March 20, 2015
Scope of Business:

Computer software, network technology development, technology transfer, technology consulting, technology services, sales of self-developed products. (for projects that need to be approved according to law, business activities shall be carried out according to the approved contents after being approved by relevant departments. )

Executive Director:	Qiang Xiao

Legal Representative:	Qiang Xiao

Shareholders:	The Offshore Company holds 100% of the equity of the WFOE

Exhibit I

Exhibit II

Closing Deliverables

1	The Sellers’ Closing Deliverables

On or before the Closing Date, the Sellers shall deliver or cause to be delivered to the Purchasers the followings:

(1)	Offshore Transaction Documents:
1)	the board resolution of the Offshore Seller approving the execution and performance of the Transaction Documents;
2)	the board resolution of the Offshore Company approving the execution and performance of the Transaction Documents;
3)

the register of directors of the Offshore Company certified by the company secretary of the Offshore Company reflecting the resignation of the original director of the Offshore Company and the appointment of the new director designated by the Offshore Purchaser;

4)	the share certificate of the Offshore Company issued by the Offshore Company to the Offshore Purchaser;
5)	the embossing and offset seals of the Offshore Company;
6)	the information on the sole bank account of the Offshore Company.
(2)	Onshore Transaction Documents:
1)

the resolution of the Domestic Company approving the execution and performance of the Transaction Documents and the registration/filing (as the case may be) of the changes of the Domestic Company as shown in Article 5.1 (7) hereunder;

2)	the resolution of the WFOE approving the execution and performance of the Transaction Documents and the updated articles of association of the WFOE as shown in Exhibit XI hereunder;
3)

the acceptance notice reflecting that the SAIC has accepted the application for registration/filing of changes in the new articles of association and changes in the legal representative, general manager, executive director and supervisor(s) (if applicable) for the WFOE for the purpose of the Proposed Transaction;

4)

relevant supporting documents (i.e., screenshots) reflecting the change of actual controller of the WFOE due to the Offshore Transaction and submitting the change information report of the WFOE to the MOFCOM through the system of the SAIC;

5)	the common seal, financial chop (if applicable) and contract chop (if applicable) of the Domestic Company and the WFOE and other chops capable of representing the Domestic Company and the WFOE;
6)

all available corporate books, financial statements, proof of payment, tax returns and notices from tax bureau since June 2020, manual policy/employee handbooks (if applicable), employment contracts, books reflecting salaries, employee benefits and related social insurance payments since June 2020, shareholder resolutions, permits, licenses of the Domestic Company; and all available corporate books, financial statements, checkbooks, proof of payment, tax returns and notices from tax bureau, manual policy/employee

Exhibt II

handbooks (if applicable), employment contracts, books reflecting salaries, employee benefits and related social insurance payments, shareholder resolutions, permits, licenses of the WFOE since July 2016.

7)	a list of all bank accounts, account password, online banking and other materials (if applicable) of the Domestic Company and the WFOE;
8)	relevant supporting documents (i.e., screenshot) showing that all the collection channel interfaces of Finka APP have been changed to the Domestic Company;
9)

the duly signed agreements reflecting the arrangement between the Target Companies and Beijing iRainbow or the Offshore Seller (as the case may be) to the Purchasers’ reasonable satisfaction  with regard to the related current accounts.

(3)	Other Documents
1)

the compliance certificate(s) signed by the Sellers, the form and content of which is shown in Exhibit V hereof, confirming the satisfaction of all Conditions Precedent to the Purchasers set forth in Section 5.1;

2)	the Letter of Undertakings duly signed by the Warrantors; and
3)

the Sold and Bought Note, Instrument of Transfer and short-form share transfer agreement as required by the competent registration authority/tax department of the Offshore Company duly signed by the Offshore Seller.

2	The Purchasers’ Closing Deliverables

On or before the Closing Date, the Sellers shall deliver or cause to be delivered to the Purchasers the followings:

(1)	the resolution (photocopy) of the Purchasers approving the execution and performance of the Transaction Documents;
(2)

a remittance certificate to the Sellers’ reasonable satisfaction reflecting the Purchasers’ instruction to initiate an irreversible payment instruction of the Second Installment of Offshore Purchase Price to its paying bank (for the avoidance of doubt, the Purchasers shall deliver such documents on the Closing Date)

(3)

the Sold and Bought Note, Instrument of Transfer and short-form share transfer agreement as required by the competent registration authority/tax department of the Offshore Company duly signed by the Offshore Purchaser; and

(4)	the compliance certificate(s) signed by the Purchasers, the form and content of which is shown in Exhibit V hereof.

Exhibit II

Exhibit III

Warranties

Part I The Warrantors’ Warranties

1	Authority and Capacity
(1)	Incorporation and Existence

Each of the Target Companies is a company duly incorporated and registered, validly existing and in good standing under the law of the place of establishment.

Both the Onshore Seller and Chao Wu are natural persons of full capability for civil rights and civil conducts.

Each of the Offshore Seller, iRainbow Limited and iAloha Limited is a company duly incorporated and registered, validly existing and in good standing under the law of the place of establishment.

The Offshore Company has not carried out or engaged in any actual business activities since its establishment, except for matters necessary for its legal existence.

(2)	Authority
(i)	Except as stated in Section 1(2)(i) of Exhibit XII, the Target Companies have the legal right, full power and authority in material respects to conduct their current ongoing business.
(ii)

Both the Warrantors and the Target Companies have the legal right, all necessary power and authority, and have taken all acts necessary, to execute, deliver and exercise its/his rights, and perform its/his obligations, under this Agreement and each of the Transaction Documents to be executed at or before the Closing.

(3)	Non-Breach

The execution of the Transaction Documents by the Warrantors and the Target Companies, and the performance of each of their obligations under the Transaction Documents will not (if applicable):

(i)	result in a breach of any provision of the Target Companies’ articles of association (including any amendments thereto) or any other similar constitutional document;
(ii)

result in a breach of, require any Consent under, or give any third party a right to terminate, accelerate or modify, or result in the creation of any Encumbrance under, any agreement or permit to which it is a party or to which it is bound; or

(iii)	result in a breach of, or require any Consent under any Applicable Law.
(4)	Binding and Enforceable Agreements

The Transaction Documents have been or will be duly executed and delivered by the Warrantors and the Target Companies (if applicable), and constitute or will constitute valid and binding obligations

Exhibit III

of the Warrantors and the Target Companies (if applicable) which can be enforceable in accordance with their respective terms.

2	The Target Companies
(1)	Share Capital/Registered Capital
(i)

The Share Capital of the Offshore Company is HKD 1.  The Offshore Seller holds all the duly issued shares of the Offshore Company and is the absolute owner of them, and there is no shareholder agreement or special voting arrangement with respect to the shares of the Offshore Company held by the Offshore Seller.

(ii)

The registered capital of the Domestic Company is RMB10,000,000, of which RMB19,000.08 has been fully paid up, and the remaining unpaid registered capital shall be fully paid up before December 31, 2039.  The Onshore Seller holds all the equity interests of the Domestic Company and is the absolute owner of it, and there is no shareholder agreement or special voting arrangement with respect to the equity interests of the Domestic Company held by the Onshore Seller.

(iii)

Except as stated in Section 2(1)(iii) of Exhibit XII, the registered capital of the WFOE is USD 1,700,000, of which  USD 299,960 has been fully paid up, and the remaining unpaid registered capital shall be fully paid up before March 20, 2020.  The Offshore Company holds all the equity interests of the WFOE and is the absolute owner of it, and there is no shareholder agreement or special voting arrangement with respect to the equity interests of the WFOE held by the Offshore Company.

(2)	The Shares/The Equity Interests
(i)

The Sellers have the right to sell and transfer the absolute ownership of all the shares/equity interests they respectively hold in the Domestic Company and the Offshore Company to the Purchasers pursuant to the terms in this Agreement.

(ii)

There is no Encumbrance in connection with the transfer of the Shares/Equity Interests or the Shares/Equity Interests, and nor are there any agreements, arrangements or obligations created over to that effect.

(iii)

There are no agreements, arrangements or obligations on creation, distribution, issuance, transfer, redemption or repayment of the shares/equity interests in the registered capital (including option rights, rights of first refusal or conversion rights) of the Domestic Company and  the Offshore Company, and nor are there any rights (conditional or unconditional) authorized to a Person on creation, distribution, issuance, transfer, redemption or repayment of the shares/equity interests in the registered capital (including option rights, rights of first refusal or conversion rights) of the Domestic Company and  the Offshore Company.

(3)	Investments, Organizations and Branches

The Offshore Company:

(i)

is not a holder or beneficiary of any equity interests or other capitals in any other companies or legal persons (no matter established in PRC or elsewhere, excluding the WFOE), nor has it agreed to purchase any equity interests or other capitals thereto;

Exhibit III

(ii)	is not and has not agreed to become a member of any partnerships, joint ventures, corporations or other unincorporated legal entities, organizations or businesses; and
(iii)	does not own any other subsidiaries (excluding the WFOE), branches or permanent organizations.

The Domestic Company and the WFOE:

(i)

on the Signing Date, are not the holders or beneficiaries of any equity interests or other capitals in any other companies or legal persons (no matter established in PRC or elsewhere), nor have they agreed to purchase any equity interests or other capitals thereto; on the Closing Date, are not the holders or beneficiaries of any equity interests or other capitals in any other companies or legal persons (no matter established in PRC or elsewhere), nor have they agreed to purchase any equity interests or other capitals thereto;

(ii)	are not and have not agreed to become members of any partnerships, joint ventures, corporations or other unincorporated legal entities, organizations or businesses; and
(iii)

except as stated in Section 2(3) of Exhibit XII, on the Signing Date, there are no other subsidiaries or branches, no disputes related to illegal acts of off-site operation, and no serious violations of the Applicable Laws regarding off-site operation; except as stated in Section 2(3) of Exhibit XII, there are no other subsidiaries or branches on the Closing Date, and no serious violations of the Applicable Laws regarding off-site operation.

3	Accuracy and Adequacy of Information Disclosed to the Purchasers

All information contained in this Agreement (including in the recitals and the exhibits) and all representation and information (including the representation and information related to Finka APP) which have been given or made available by the Warrantors or the Target Companies to the Purchasers or any of their agents, employees or professional advisers in the course of any due diligence or other investigation carried out by or on behalf of the Purchasers prior to entering into this Agreement or in the course of the negotiations leading to this Agreement are true, complete, accurate and not misleading in all material aspects.

4	Accounts and Records
(1)	General Terms

Except as stated in Section 4(1) of Exhibit XII, the Target Companies have provided the unaudited balance sheet as of the Balance Sheet Date (the “Financial Statements”) prepared and revised on the basis of the Applicable Laws and applicable accounting principles and standards, showing a true and fair view of the assets, liabilities and state of affairs of the Target Companies as of the Balance Sheet Date, and have fully disclosed all bad and doubtful debts, all liabilities (actual, contingent or otherwise) and all financial commitments (if applicable) as of the Balance Sheet Date, and have carried out the relevant accounting treatment in accordance with the applicable accounting principles and standards.

(2)	Extraordinary and Exceptional items

The results shown by the Financial Statements have not been affected by any extraordinary, exceptional or non-recurring item or by another fact or circumstance making the profit or loss for a period covered by any of those accounts unusually high or low.

(3)	Provision for Taxation

Exhibit III

Except as stated in Section 4(3) of Exhibit XII, the Financial Statements reserve or provide in accordance with the Applicable Laws and PRC acknowledged accounting principles, standards and practices for Taxation liable to be assessed on the Company, or for which it is or may become accountable, for all periods starting on or prior to the Balance Sheet Date (whether or not the Company has or may have a right of reimbursement against another Person).  The Financial Statements reserve in accordance with the Applicable Laws and PRC acknowledged accounting principles, standards and practices for all contingent or deferred liabilities to Taxation for all periods starting on or prior to the Balance Sheet Date.

(4)	Liabilities

Except as stated in Section 4(4) of Exhibit XII, on the Closing Date:

(i)	The Target Companies have no debts or borrowings from other Persons.
(ii)	The Target Companies have no outstanding liabilities to other Persons.
(iii)	No debt shown in the Financial Statements is overdue.
(5)	Accounting Records

Except as stated in Section 4(5) of Exhibit XII, the WFOE’s accounting records are up-to-date, and are properly prepared in accordance with the Applicable Laws and PRC acknowledged accounting principles, standards and practices.

(6)	Changes from the Balance Sheet Date:

Since the Balance Sheet Date, there has been no development, event or occurrence which has caused or could reasonably be expected by the Warrantors to cause a Material Adverse Effect on the Target Companies.  Specifically, since the Balance Sheet Date,

(i)	no Material Adverse Effect has occurred as to the Target Companies’ customer relations, financial situation, trading position or turnovers;
(ii)

except for force majeure or the acts of government supervision that cannot be attributable to the Warrantors, the Target Companies’ Business has been carried on in the ordinary course, without any interruption or alteration in the business scope or manner, and has been conducted in the daily course of business in a manner consistent with past practices, unless otherwise stipulated in this Agreement and required by the Purchasers；

(iii)	Unless otherwise stipulated in this Agreement and required by the Purchasers, the Target

Companies have not：

1)	made, or agreed to make, any capital expenditure or any supply credit;
2)	incurred, or agreed to incur, a commitment or commitments involving any capital expenditure or any supply credit;
3)	acquired (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses;
4)	sold, leased or otherwise transferred, or created or incurred any Encumbrance on, any of its equity interests, material assets, equity interests, or businesses;

Exhibit III

5)	made any loans, advances or capital contributions to, or investments in, any other Person;
6)	created, incurred, assumed, suffered to exist or otherwise be liable with, any indebtedness for borrowed money or guarantees;
7)

changed any Consent which has been obtained in relation to the operation of the Business, or taken any act which may possibly cause such Consent thereto to be changed or affected, except those for the daily operation needs of the Target Companies;

8)	done any act or thing which may result in any material change in the nature or scope of the operations;
9)

entered into any agreement or arrangement that limits or otherwise restricts them or any successor(s) to them or that could, after the Closing, limit or restrict them, the Purchasers or any Affiliates of the Purchasers, from engaging or competing in any line of business, in any location or with any Person;

10)

signed, modified, amended or terminated any contract (other than for the purpose of satisfying the Conditions Precedent to the Purchasers or entering into labour contracts and/or supplier contracts and/or lease contracts and/or annual meeting purchase contracts with the contract amount (single or accumulative based on a series of contracts on the same or related matters) less than RMB 3,000,000);

11)	delayed making payment of any trade debt beyond the date of expiry of the credit period (or (if different) the payment period extended by creditors) authorized by the relevant creditors;
12)

settled, or offered or proposed to settle, (1) any litigation, investigation, arbitration, proceeding or other claim involving or against them, or (2) any shareholder litigation or dispute against them or any of their officers or directors;

13)	changed the policies and methods of accounting, except as required by concurrent changes in the PRC accounting principles;
14)	done any act or thing that would cause a Material Adverse Effect to the operation or financial condition of the Target Companies;
15)	increased or decreased or agreed to increase or decrease its share capital or registered capital;
16)

the Business of the Target Companies has not been materially and adversely affected by the termination of, or a change in the terms of, an agreement or by the loss of a customer or supplier or by an abnormal factor not affecting similar businesses, and there are no factors or circumstances that the Warrantors reasonably expect to have which might have a Material Adverse Effect on the Business of the Target Companies; or

17)

no resolutions of the Target Companies have been passed other than the resolutions in connection with the execution, delivery and entry into effect of this Agreement, the completion of the Proposed Transaction contemplated hereunder and the daily operation of the Target Companies.

(7)	Bank Accounts and Working Capital

Except as stated in Section 4(7) of Exhibit XII,

Exhibit III

(i)

the Target Companies have provided to the Purchasers full and accurate details of each bank, or other financial institution at which the Target Companies have an account and the names of the Persons authorized to have access there or to draw thereon;

(ii)

the Target Companies have the necessary working capital to continue to carry out their Business in accordance with their status quo and their current turnover level, and to perform and complete all contracts and obligations they have assumed or borne in accordance with the terms.

(8)	Credits and Debts of Affiliates

Except as stated in Section 4(8) of Exhibit XII, there are no credits and debts occurred between the Target Companies and their Affiliates on the Closing Date.

5 Legal Matters

(1)	Compliance with Laws

Except as stated in Section 5(1) of Exhibit XII, the Target Companies have complied with all the Applicable Laws and administrative requirements in all material respects.

(2)	Consents
(i)

Except as stated in Section 5(2) of Exhibit XII, the Target Companies have obtained all necessary Consents for the effective operation of the Business of the Target Companies, and the ownership, possession, occupation and use of any of their property, and have complied with the terms and conditions under each Consent in all material respects.

(ii)

All Consents obtained by the Target Companies are in full force and effect. None of the Consents have been suspended, cancelled, modified or revoked except for ordinary expiration and the Target Companies have obtained a renewal of such Consent under such circumstance (if so required by the Applicable Laws).

(iii)	No Consent will be suspended, cancelled, modified or revoked as a result of the execution or performance of the Transaction Documents.
(3)	Business

Except as stated in Section 5(3) of Exhibit XII,

(i)

the Target Companies’ operation of Finka APP Business complies with the Applicable Laws and regulations in all material aspects, and the Warrantors reasonably expect that there is no forced removal by the relevant application stores;

(ii)

to the best knowledge of the Warrantors, the reason why Aloha APP operated by Beijing iRainbow is forced to be removed from the relevant application stores and is forbidden to be used by the competent authorities is that there exists harmful information in the platform content.  Besides, there is no other reason with regard to the Aloha APP’s removal and disuse.

(iii)

all business activities of Beijing iRainbow have been terminated, and all applications previously operated by Beijing iRainbow have been shut down and removed from all application stores where Beijing iRainbow has certified its main developer account.

Exhibit III

(4)	Litigation

To the best knowledge of the Warrantors, the Target Companies are not involved or have not been involved in any civil, criminal, arbitration or administrative proceedings. To the best knowledge of the Warrantors, there is no pending or threatened civil, criminal, arbitration or administrative proceeding involving the Target Companies or in which the Target Companies may participate as a party.

(5)	Anti-corruption
(i)

The Warrantors and the Target Companies have the knowledge of and have complied with the Applicable Laws in relation to Anti-corruption (including but not limited to the relevant PRC laws, etc.), and the Warrantors, the Target Companies and, to the best knowledge of the Warrantors, a Person for whose acts or defaults the Target Companies may be indirectly liable have not taken, or promised or authorized to take any act which violates or may violate the anti-corruption requirements under the Applicable Laws.

(ii)

The Warrantors, the Target Companies and, to the best knowledge of the Warrantors, a Person for whose acts or defaults the Target Companies may be indirectly liable have not offered, or promised or authorized to offer any payments or tangible items (including gifts, reception expenses, etc.) to: (a) any Government Official or private organizations; or (b) knowing that full or partial payments or tangible items are offered, contributed or promised to offer to Government Official or private organizations, offer such to any other Person, or for the purpose hereunder, to offer, contribute or promise to offer to other Person thereto:

A.

Any act or decision affecting any Government Official or private organization in relation to his/its official affairs or duties, or any act affecting his omission of performing such official affairs or duties; or

B.

For the purpose of assisting the Target Companies in obtaining, maintaining or deciding business or consolidating any unlawful competitive advantages, inducing any Government Official or private organization not complying with his/its legal duties, or affecting the act or decision of Government, Government Entity, employer or any other Person, or business (including enterprises) by taking advantages of his influence on the Government, Government Entity, employer or any other Person.

(iii)

There are no Government Officials or the relatives of Government Officials directly or indirectly holding any shares/equity interests in the registered capital (including option rights, rights of first-refusal and rights of conversion) of the Target Companies.

For the purpose of the Section 5(4) hereinabove:

“Government” or “Government Entity” means (i) any agent, institution, department or other entity of any federal, regional or municipal government of any state; (ii) all commercial or similar entities controlled or owned by any government of any state (including any state-owned and state-operated enterprises); (iii) any international organization; and (iv) any political party; and

“Government Official” means employees, officials, representatives or agents acting in representing the Government and Government Entity defined hereinabove, any party or nominee for public offices.

(6)	Insolvency

Exhibit III

There does not exist any procedure in which an order has been made, a petition has been presented, a resolution has been made or a meeting of creditors has been convened (or any procedure leading to the dissolution of the Target Companies and the distribution of the relevant assets of the Target Companies among creditors and/ or shareholders or investors) with regard to the closure or bankruptcy of the Target Companies.  No bankruptcy, reorganization or similar case or procedure under PRC laws is applicable to the Target Companies.

The Target Companies are not insolvent or unable to pay their due debts, and the Target Companies have not entered into any liquidation procedure under the Applicable Laws.

No ruling declaring the insolvency of any of the Target Companies has been made and no public announcement in respect of the same has been pronounced by the courts in any relevant jurisdictions.

(7)	Government investigation

Except as stated in Section 5(7) of Exhibit XII, to the best knowledge of the Warrantors, there has not been any government investigation, inquiry or disciplinary proceedings relating to the Target Companies, and there is no such proceedings pending or threatened. To the best knowledge of the Warrantors, there are no facts or circumstances which may result in any of the above investigations, inquiries or disciplinary proceedings.

6	Contractual Arrangements
(1)	Validity of Agreements
(i)

According to the reasonable expectation of the Warrantors, there are no facts or circumstances which might invalidate the material agreements, arrangements or obligations to which the Target Company is a party, or cause the basis for the rescission, abrogation or repudiation of such agreements, arrangements or obligations. No party with whom the Target Companies have entered into an agreement, arrangement or obligation has given notice of its intention to terminate, or has sought to repudiate or disclaim, the agreement, arrangement or obligation.

(ii)	The Target Companies are not in material breach of the agreement, arrangement or obligation, and no fact or circumstance exists which might give rise to a material breach of this type.
(2)	Long Term Agreements

The Target Companies have not entered into any of the following agreements with a term of more than three years:

(i)	an agreement, arrangement or obligation entered into other than in the ordinary course of their Business;
(ii)	an agreement, arrangement or obligation entered into other than by way of a bargain at arm’s length;
(iii)	an agreement, arrangement or obligation restricting the Target Companies’ freedom to operate the whole or part of their Business or to use or exploit any of their main assets;
(iv)

a sale or purchase, option or similar agreement, arrangement or obligation affecting the asset owned, occupied, possessed or used by the Target Companies or by which the Target Companies are bound; or by which the Target Companies are bound; or

Exhibit III

(v)	an agreement, arrangement or obligation with which the Target Companies cannot comply on time or without undue or unusual expenditure of money or effort.
(3)	Arrangements between the Target Companies and the Warrantors:
(i)	There are no debts (actual or contingent) or any compensations, guarantees or securities between the Target Companies and the Warrantors;
(ii)	The Target Companies have not entered into any contract with the Warrantors and any contract which stipulates the Warrantors have (direct or indirect) interests thereunder.
(4)	Related Party Transactions

Except as stated in Section 6(4) of Exhibit XII, there are no related party transactions, including but not limited to, agreements, arrangements or transactions between the Target Companies and any of their employees, directors, or any Persons associated with such Person(s), unless otherwise agreed in this Agreement or at the request of the Purchasers.

(5)	The Receivables of the Target Companies under the Agreements

There is no Encumbrance in relation to the receivables of the Target Companies under the agreement with customers or other parties, and nor any agreement, arrangement or obligation that has led to or will result in such Encumbrance.

(6)	Arrangements with Affiliated Person
(i)

Except as stated in Section 6(6) of Exhibit XII, there are no debts, or any compensation, guarantee or security arrangement (other than normal labour contracts) between the Target Companies and their current or previous employees, current or former director, current or former consultant, or any Person who is associated with such Person (collectively as the “Affiliated Person”).

(ii)

The Target Companies have not entered into any contract with any of the Affiliated Person, nor entered into any contract (other than normal labour contracts) which stipulates the interest of the Affiliated Person.

(7)	Effect of Transfer of Shares/Equity Interests

The execution and performance of this Agreement and the execution and performance of the transaction contemplated by other Transaction Documents will not result in the loss of the material rights of the Target Companies they presently enjoy in connection with the conduct of the business.

(8)	Guaranty
(i)	The Target Companies have not entered into any guarantee agreement or other security agreement, incurring or creating compensation obligations arising from another Person’s obligation.
(ii)	No part of the borrowings or indebtedness in the borrowings of the Target Companies is dependent on the guarantee or indemnity of, or security provided by, another Person.
7	Employees
(1)	Compliance with Laws

Exhibit III

Except as stated in Section 7(1) of Exhibit XII, the Target Companies have in all material respects been in accordance with all applicable legal and administrative requirements relating to employment.

(2)	Employees and Terms of Employment

Except as stated in Section 7(2) of Exhibit XII,

(i)

All the agreements or arrangements in relation to the employment of the Target Companies’ directors and senior management have been entered into between the Target Companies and the related aforesaid persons under fair trading conditions.

(ii)

The Target Companies have complied with all terms and conditions under all agreements and contracts with their employees, and there is no existing or, to the best knowledge of the Warrantors, threatened dispute, arbitration or litigation between the Target Companies and their employees.

(iii)	To the best knowledge of the Warrantors, no Key Employees has any plans to terminate the employment relationship with the Target Companies.
(3)	Incentive Schemes

Except as stated in Section 7(3) of Exhibit XII, there is no share incentive, share option, profit sharing, or other similar incentive arrangements in existence between any Person and the Target Companies.

(4)	Social Insurance Funds and Housing Funds
(i)

Except as stated in Section 7(4) of Exhibit XII, the Target Companies have never breached any obligation in relation to the social insurance funds and the housing funds as required by the Applicable Laws.

(ii)

Other than the social insurance funds and the housing funds as required by the Applicable Laws, there are no pension, retirement or similar benefit funds, schemes or arrangements under which the Target Companies are obligated to provide any of their employees or former employees or any spouse or other dependent with any of the same retirement benefits of any kind.

8	Taxation

Except as stated in Section 8 of Exhibit XII, the Target Companies have, in material aspect, fulfilled all obligations with respect to all national and local Taxation (including without limitation, income tax, business tax, stamp duties, value-added tax and cultural tax) of any nature whatsoever, including its filing obligation, the payment of such Taxation, and all Taxation-related obligations of the Target Companies as the withholding agents.

9	Tangible Assets
(1)	Title and Condition
(i)	Each asset included in the Financial Statements or acquired by the Target Companies as of the Balance Sheet Date, and each asset used by the Target Companies is:

Exhibit III

A.	solely and lawfully owned by the Target Companies with the income right and the right to use, free from any Encumbrance; or
B.	where capable of possession, in the possession or under the control of the Target Companies.
(ii)

The Target Companies own or have the right to use each asset necessary for the effective operation of their Business, and Beijing iRainbow has transferred all assets held or owned by it necessary to the Business operation of the Target Companies to the Target Companies based on the status quo on and before the Closing Date.

(iii)	All assets owned, possessed or used by the Target Companies are in good condition and working order and have been regularly and properly maintained, except for normal wear and tear.
(iv)

The Target Companies have disclosed to the Purchasers, in full and accurate, all material assets owned, occupied or used by them.  The Target Companies have legal and complete ownership of all of their assets free and clear of any Encumbrance.

(2)	Purchase by Financial Leasing

The Target Company is not a party to a financial leasing or conditional sale agreement, and will not be liable under any financial leasing or conditional sale agreement.

10	Intellectual Property
(1)

The Exhibit VI of this Agreement includes all the Intellectual Properties registered or applied for registration of the Target Companies, and includes the Intellectual Properties that the Target Companies must have in terms of all their business operation. Except the Intellectual Properties listed under the Exhibit VI of this Agreement, the Target Companies own no other Intellectual Property, and are not licensed for any Intellectual Property for their business operation.

(2)	In terms of each of the Intellectual Properties listed under Exhibit VI of this Agreement,
(i)

except for the Intellectual Properties that are in the process of applying for registration, each Intellectual Property is effective and enforceable, and there is nothing done or not done which renders the Intellectual Properties invalid or unenforceable;

(ii)

except for the Intellectual Properties that are in the process of applying for registration, each Intellectual Property is solely and legally owned by the Target Companies, or the income right of each Intellectual Property has been effectively granted to the Target Companies and there is no franchise, Encumbrance of interest, or limitation of use; and

(iii)

except for the Intellectual Properties that are in the process of applying for registration, no Person (including the employees of the Target Companies) will make any claim or objection as to its qualification, effectiveness, enforceability, right or other aspects.

(3)

All due renewal and maintaining fees and Taxation regarding the Target Companies’ Intellectual Properties under application or registered have been fully paid. The Target Companies have taken reasonable and necessary acts to maintain and protect their Intellectual Properties which are in the examination and approval and has been registered.

(4)

There is no obligation of the Target Companies to authorize any certificate, transfer, consent, covenant, security or any other right (except for the purpose of the satisfaction of the Conditions Precedent to the Purchasers or at the Purchasers’ request or for the daily operation of the Target Companies) in relation to any Intellectual Property to any third party.

Exhibit III

(5)	The operation and any product or service provided by the Target Companies:
(i)	are not subject to any license, consent, permit or payment of any other Person (except for the purpose of the satisfaction of the Conditions Precedent to the Purchasers or at the Purchaser's request);
(ii)	are not in violation, misuse or containing subject matter of any right of any other Person’s Intellectual Property;
(iii)	are not and will not induce any other Person’s claim on the Intellectual Property of the Target Companies.
11	Insurance

The Target Companies have not taken out any insurance by themselves as the insured or beneficiaries.

Exhibit III

Part II The Purchasers’ Warranties

1	Authority and Capacity
(1)	Incorporation and Existence

The Onshore Purchaser is a company duly incorporated and registered, validly existing and in good standing under the law of the place of establishment.

The Offshore Purchaser is a company duly incorporated and registered, validly existing and in good standing under the law of the place of establishment.

(2)	Authority

Both the Onshore Purchaser and the Offshore Purchaser have the legal right, and full power and authority, and have taken all acts necessary, to execute, deliver and exercise their rights, and perform their obligations, under this Agreement and each of the Transaction Documents to be executed at or before the Closing.

(3)	Non-Breach

The execution of the Transaction Documents by the Onshore Purchaser and the Offshore Purchaser, and the performance of each of their obligations under the Transaction Documents will not (if applicable):

(i)	result in a breach of any provision of its articles of association (including any amendments thereto) or any other constitutional document of ;
(ii)	result in breach of any covenants made in advance and any contracts or agreements executed in advance; or
(iii)	result in breach of any Applicable Law or require any Consent.
(4)	Binding Agreements

The Transaction Documents have been or will be duly executed and delivered by the Onshore Purchaser and the Offshore Purchaser (if applicable), and constitute or will constitute valid and binding obligations of the Onshore Purchaser and the Offshore Purchaser (if applicable) which can be enforceable in accordance with their respective terms.

2	Capability to Pay

On the Signing Date of this Agreement, the Purchasers have obtained sufficient self-owned funds to perform all payment obligations hereunder (including but not limited to the Purchase Price and the Security Deposit), and all of the funds raised and used are in accordance with the Applicable Laws.

3	Investigation

The Purchasers acknowledge and agree that they have investigated the Target Companies with the assistance and cooperation from the Founders and made relevant independent judgment based on such investigation.  The Purchasers further acknowledge and agree that all the representations, warranties and covenants made by the Warrantors are the warranties and covenants made in this Agreement and other

Exhibit III

Transaction Documents.  Except in the case of fraud, any possible claim against the Warrantors for breach of representations or warranties shall be based solely on the warranties set forth in this Agreement (as amended in Schedule XII) or the other Transaction Documents.

Exhibit III

Exhibit IV

List of Intangible Assets to be transferred

Exhibit IV

Exhibit V

Compliance Certificate

Exhibit V

Exhibit V

Compliance Certificate

Exhibit VI

Exhibit VI

List of Intangible Assets of the Target Companies

Exhibit VI

Exhibit VII

List of Key Employees of the Target Companies

Exhibit VII

Exhibit VIII

Information of Bank Account

ExhibitVIII

Exhibit IX

Letter of Undertakings

Exhibit IX

EXHIBIT X

The Amended Articles of Association of the Onshore Company

ARTICLES OF ASSOCIATION OF BEIJING ASPHERE INTERACTIVE NETWORK TECHNOLOGY CO.,LTD

ExhibitX

EXHIBIT XI

The Amended Articles of Association of the WFOE

ARTICLES OF ASSOCIATION OF BEIJING ALOHA TECHNOLOGY CO., LTD

Exhibit XI

EXHIBIT XII

DISCLOSURE SCHEDULE

ExhibitXII

EXHIBIT XIII

LIST OF BUSINESS CONTRACTS TO BE TRANSFERRED

Exhibit XIII